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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-21711

                            The Marquee Group, Inc.
                            -----------------------
             (Exact name of registrant as specified in its charter)

    888 Seventh Avenue, 37th Floor, New York, New York 10019, (212) 977-0300
    ------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
                          ----------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)  [ ]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)   [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)  [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6            [ ]
              Rule 12h-3(b)(1)(i)    [X]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, The Marquee Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: March 16, 1999                   BY: /s/ Howard J. Tytel
     ----------------                     ----------------------------
                                          NAME:  Howard J. Tytel
                                          TITLE: Executive Vice President
                                                 and Secretary